Exhibit 10.42

Avi Avula March 20, 2024

Chief Executive Officer

Methode Electronics, Inc

8750 W. Bryn Mawr Ave. Suite 1000

Chicago, IL 60631

Re: Agreement for Consulting Services – Addendum 1

Dear Avi:

This letter is addendum 1 (“Addendum 1”) to the agreement between AlixPartners, LLP (“AlixPartners”) and Methode Electronics, Inc (the “Company”) dated March 1, 2024 (the “Engagement Letter”). Unless otherwise modified herein, the terms and conditions of the Engagement Letter remain in full force and effect. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Engagement Letter.

The following is in addition to the Engagement Letter:

Background

Based on our discussions to date, AlixPartners understands the Company requires assistance in (i) supporting key Finance tasks and (ii) support beyond the original scope of the Engagement Letter to conduct in-person visits to locations in Malta and Egypt and go into further depth on related analyses.

Objectives and Tasks

AlixPartners will provide a full-time resource to provide advisory support and help address Finance related tasks (“Finance Support”), including:

•
Assist the Company with preparation of interim and audited financial statements for filing with the SEC
•
Help the Company develop a revised business plan, and such other related forecasts as may be required by the Company’s lenders in connection with negotiations or by the Company for other corporate purposes.
•
Assist the Company with preparation of budgets and cash forecasts and evaluate variances thereto
•
Assist the Company with enhancing dashboards, management and Board reporting packages.
•
Assist the Company with communication and/or negotiations with outside constituents, as appropriate, including the Company’s banks and its advisers.

AlixPartners | 909 Third Avenue, 30th Floor | New York, NY 10022 | 212.490.2500 | alixpartners.com

Methode Electronics, Inc

•
Support the core competencies in the finance organization, particularly cash management, planning, general accounting and financial reporting information management.
•
Assist the Company in developing and implementing cash management strategies, tactics and processes.
•
Assist the Company with the analysis and negotiation of the divestiture of any non-core assets or business lines.
•
Assist the Company with such other matters as may be requested by the Company and are mutually agreeable.

The additional site visits to Malta and Egypt (“Site Visits”) will include:

•
Walk-throughs of production facilities and discussions with plant personnel to understand the operations and identify opportunities
•
Discussions with stakeholders in other relevant functions such as production leadership, logistics, and sourcing
•
Summarization of the assessments and findings

Termination of Finance Support

The Company can terminate the Finance Support services at any time without prior notice.

Staffing

Patrick Houston and Robert DeNardo will be responsible for the overall engagement, assisted by Dave Rawden, and a staff of consultants at various levels who have a wide range of skills and abilities related to this type of assignment. In addition, AlixPartners has relationships with, and may periodically use, independent contractors with specialized skills and abilities to assist in this engagement.

We will periodically review the staffing levels to determine the proper mix for this assignment. We will only use the necessary staff required to complete the requested or planned tasks.

Timing and Fees

AlixPartners will commence this engagement on or about March 25, 2024 after receipt of a copy of this executed Addendum 1.

The Company shall compensate AlixPartners for its services, and reimburse AlixPartners for expenses, as set forth on Schedule 1.

* * *

Methode Electronics, Inc

If these terms meet with your approval, please sign and return a copy of this Addendum 1.

We look forward to working with you.

Sincerely yours,

AlixPartners, LLP

/s/ Patrick Houston Patrick Houston Partner & Managing Director	/s/ Robert DeNardo Robert DeNardo Partner & Managing Director

Acknowledged and Agreed to:

METHODE ELECTRONICS, INC

/s/ Avi Avula

By: Avi Avula

Its: CEO

Dated: 3/20/2024

Schedule 1

Fees and Expenses

1.
Fees: For Site Visits, AlixPartners agrees to professional fees of a fixed US$100,000, which includes all associated expenses for that portion of work.

For Finance Support, AlixPartners agrees to professional fees of US$50,000 per week for the duration of support, anticipated to be for up to 6 months. After 6 months, the Company and AlixPartners can mutually agree (email exchange deemed sufficient) to extend support. In the event the Company terminates the Finance Support services, it shall pay the professional fees thru the end of the week of the termination.

2.
Expenses: In addition to the Fees, for Finance Support the Company will reimburse AlixPartners for all reasonable out-of-pocket expenses incurred in connection with that scope of work, such as travel, lodging and meals, as well as any technology costs associated with secure storage and handling of client data that are not otherwise specified in this Agreement.

3.
Payment: AlixPartners will submit monthly invoices for Fees earned and expenses incurred. All invoices are due and payable within thirty (30) days from receipt of relevant invoice.

Data Protection Schedule

Description of Transfer

1.
Categories of Data Subjects

X	Employees / Members / Contractors of Data Controller
Clients of Data Controller
Other:

2.
Types of Personal Data

Background Check Data (Criminal History, Drug Test Results, References, etc.)
Biometric Data (Facial Recognition, Fingerprints, Voice Recording, etc.)
Browsing Data (Cookies, Website History, IP Address, etc.)
Contact Information (Contact Details, Address, Email Address, Phone Numbers, etc.)
Education and Skills (Academic Transcripts, Educational Degrees, Languages, Training, etc.)
X	Employment Information (Compensation, Job Title, Personnel Number, Workers Comp, Office Location, etc.)
Family Information (Children, Parents, etc.)
Financial Personal Information (Bank Accounts, Credit Card Numbers, etc.)
Genetic Information (Genetic Sequence)
Government Identifiers (National Identification Number, SSN, Driving License, etc.)
Personal Identifiers (Name, Age, Date of Birth, Race, Video/Photo, Signature, etc.)
Professional Experience & Affiliations (Trade Union Membership, Qualifications/Certifications, etc.)
Social Media Data (Social Media Accounts, Social Media History, etc.)
Travel and Expense (Travel History, Expense Details, etc.)
User Account Information (Account Age, Account Number, Account Password, etc.)
Workplace Welfare (Harassment Reports, Disciplinary Action, etc.)
Other:

3.
Frequency of Data Transfers

The frequency of the transfer will be a one-time data transfer.

4.
Processing by AlixPartners
4.1.
Nature of processing: The nature of processing will include receiving, storing, analyzing, transmitting to appropriate parties, and disposing of Personal Data.
4.2.
Purpose of the data transfer and further processing: The purpose of processing is to provide the services described in the agreement above.
4.3.
The period for which the personal data will be retained, or if the period is not known, the criteria used to determine the period: AlixPartners will process Personal Data for the duration of the engagement.

4.4.
Transfer to Sub-processors: Sub-processors may process Personal Data for the duration of the engagement life cycle and for the purposes specified above. See https://www.alixpartners.com/policies/subprocessors/ for a list of sub-processors.